CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees
The Community Reinvestment Act Qualified Investment Fund

We have issued our report dated July 7, 2006 relating to the financial statements and financial highlights of The Community Reinvestment Act Qualified Investment Fund appearing in the 2006 Annual Report of The Community Reinvestment Act Qualified Investment Fund to its shareholders, which are incorporated by reference in the Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name, as experts as it appears under the caption "Financial Highlights" in the Prospectus and as it appears under the caption "Financial Statements" in the Statement of Additional Information.



/s/ GRANT THORNTON LLP
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GRANT THORNTON LLP


New York, New York
September 28, 2006